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                                  Exhibit 99.1
CONTACTS:

Media                           Analyst             Boston Life Sciences, Inc.
Jim Weinrebe or Lloyd Benson    Neil Berkman        David Hillson
Schwartz Communications         Berkman Associates  Chief  Executive Officer
781.684.0770                    310.277.5162        617.425.0200


                JESUP & LAMONT SECURITIES INITIATES COVERAGE OF
             BOSTON LIFE SCIENCES, INC. WITH A RATING OF STRONG BUY

November 15, 1999, Boston, Mass.--Boston Life Sciences, Inc. (NASDAQ: BLSI) a biotechnology company, announced that Jesup & Lamont Securities, a New York-based brokerage and investment banking firm, has initiated research coverage of the company with a strong buy rating.

Jesup & Lamont is a full service brokerage and investment banking firm providing institutional sales and trading services, equity research, asset management for select clientele, and financial advisory services in connection with mergers and acquisitions, capital market transactions, restructurings and other corporate finance matters. The firm also initiates merchant banking transactions and manages a portfolio of its own principal investments.

Boston Life Sciences, Inc. is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include: Altropane(TM), a radioimaging agent for the early diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I as an anti-angiogenic treatment for cancer; AF-1 and Inosine for the potential treatment of stroke and spinal cord injury; Therafectin(R) for the treatment of rheumatoid arthritis; and transcription factors that may control expression of molecules associated with autoimmune disease and allergies.


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